Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT, CONSENT AND WAIVER

THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT, CONSENT AND WAIVER (this “Amendment”), dated as of November 30, 2018, is entered into by and among Hudson Technologies Company, a corporation organized under the laws of the State of Tennessee (“Hudson Technologies”), Hudson Holdings, Inc., a corporation organized under the laws of the State of Nevada (“Holdings”), aspen refrigerants, Inc. (formerly known as AIRGAS-REFRIGERANTS, INC.), a corporation organized under the laws of the State of Delaware (“ARI” and together with Hudson Technologies, Holdings and each other Person joined thereto as a borrower from time to time, each a “Borrower”, and collectively, the “Borrowers”), Hudson Technologies, Inc., a corporation organized under the laws of the State of New York (“HT”, and together with the Borrowers, the “Credit Parties”), the financial institutions which are now and which hereafter become a party hereto (the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as collateral agent and administrative agent for the Lenders (PNC, in such capacities, the “Agent”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement (as defined below).

RECITALS

A.          The Credit Parties, Lenders, and Agent have previously entered into that certain Amended and Restated Revolving Credit and Security Agreement, dated as of October 10, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers.

B.          The Borrowers have requested, and the Agent and Lenders have agreed, to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Consent. Upon the satisfaction of the conditions precedent set forth in Section 4 hereof, and notwithstanding anything to the contrary contained in Section 7.17 or Section 7.19 of the Credit Agreement, the Lenders hereby consent to the execution and delivery by the Borrowers of that certain Waiver and Third Amendment to Term Loan Credit and Security Agreement, dated on or about the date of this Amendment, in the form of Exhibit A annexed hereto (the “Term Loan Amendment”) and the consummation of the transactions contemplated to occur thereunder in accordance with the terms thereof.

2.           Waiver. Upon the satisfaction of the conditions precedent set forth in Section 4 hereof, the Lenders hereby waive as an Event of Default under the Credit Agreement the failure of Borrowers to furnish to Agent the 10-Q report of HT filed for the fiscal quarter ending June 30, 2018 (the “2018 Second Quarter Report”) within forty-five (45) days after the end of such quarter, and failure to furnish to Agent the 10-Q report of HT filed for the fiscal quarter ending September 30, 2018 (the “2018 Third Quarter Report”) within forty-five (45) days after the end of such quarter (collectively, the “Designated Default”). The foregoing waiver of the Designated Default is solely limited to the specific events and the specific period(s) stated herein, as applicable, shall not apply to any breach of any of the other provisions of the Credit Agreement or any of the provisions of the Credit Agreement for any other period, as applicable, and shall not be deemed to be, or otherwise construed to constitute, a waiver of the subject provisions for any other events, any other period (as applicable) or of any Default or Event of Default arising out of any other failure of any Loan Party to comply with any of the other provisions of the Credit Agreement or the Other Documents. The Lenders have granted the foregoing waiver of the Designated Default in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such waiver shall not constitute a course of dealing or impair any Lender’s right to withhold a waiver of any similar Defaults or Events of Default in the future.

3.           Amendments to Credit Agreement. Upon the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement shall be amended as follows:

(a)       Defined Terms. Section 1.2 of the Credit Agreement is amended by (i) deleting the definition of the term Applicable Margin and substituting the following in lieu thereof, and (ii) adding the terms Second Amendment and Second Amendment Effective Date, and the definitions thereof, as set forth below:

“Applicable Margin” shall mean, from the Second Amendment Effective Date through and including the day immediately prior to the first Adjustment Date (as defined below) 3% for Revolving Advances and Swing Loans which are Eurodollar Rate Loans and 2% for Revolving Advances and Swing Loans which are Domestic Rate Loans.

Thereafter, effective as of the first Business Day following receipt by Agent of the quarterly financial statements of HT on a consolidated and consolidating basis required under Section 9.8 hereof, and the related Compliance Certificate, for the fiscal quarter ending on September 30, 2019, and each fiscal quarter thereafter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio as of the last day of the most recently completed fiscal quarter for the period of four fiscal quarters then ended:

	MINIMUM FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS

TIER ONE	Greater than 1.30 to 1.00	1.50%	2.50%

TIER TWO	Less than 1.30 to 1.00 but equal to or greater than 1.00 to 1.00	1.75%	2.75%
TIER THREE	Less than 1.00 to 1.00	2.00%	3.00%

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Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived or cured in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the most recent Fixed Charge Coverage Ratio. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

If, for any reason, Agent determines on any date (a “determination date”) that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for such period, automatically without the necessity of any demand but with at least two (2) days prior written notice by Agent to Borrower, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower interest rate for such period, then automatically without the necessity of any demand or notice, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period and Agent shall credit to the Borrowers’ Account, on the first day of the month following the applicable determination date, the amount of such excess in U.S. Dollars and immediately available funds; provided, that, if as a result of any determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

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“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Revolving Credit and Security Agreement, Consent and Waiver, dated as of November 30, 2018 by and among the Borrowers, the Guarantor, the Lenders and the Agent.

“Second Amendment Effective Date” shall mean the sooner to occur of November 30, 2018 and the date on which all of the conditions precedent to the effectiveness of the Second Amendment, as set forth in Section 4 thereof, shall have occurred.

(b)       Section 6.5. Fixed Charge Coverage Ratio. Effective September 1, 2018, Section 6.5 of the Credit Agreement is deleted in its entirety, and the following is substituted in lieu thereof:

(a)       EBITDA. Cause EBITDA to be not less than the amount set forth below opposite each respective fiscal period set forth below, provided, however, that solely for purposes of calculating compliance with this covenant, EBITDA for the fiscal quarter ended on December 31, 2017 shall be deemed to equal the sum of (x) for the period commencing on the Closing Date and ending on December 31, 2017 actual EBITDA for such period plus (y) for the period commencing on October 1, 2017 and ending on the date preceding the Closing Date, the sum of EBITDA for such period attributable to HT, Hudson Technologies and Holdings, on the one hand, and allocable to ARI, on the other hand, in each case under this proviso as calculated and determined in good faith by the Borrowers (in accordance with sound accounting principles, consistently applied) to the reasonable satisfaction of the Agent:

Four Fiscal Quarters Ending On	Minimum EBITDA
(i) September 30, 2018	$9,240,000
(ii) December 31, 2018	$9,428,000
(iii) March 31, 2019	$9,270,000
(iv) June 30, 2019	$14,195,000

(b)       Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the end of each trailing period of four consecutive fiscal quarters, commencing with the fiscal quarter ending on September 30, 2019.

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4.           Effectiveness of this Amendment. This Amendment shall be effective upon the date of satisfaction of the following conditions precedent (each document to be in form and substance satisfactory to Agent in its sole discretion):

(a)       Agent shall have received this Amendment fully executed by the Credit Parties;

(b)       Agent shall have received and reviewed to its reasonable satisfaction the execution version of the Term Loan Amendment and all material documents, instruments and agreements to the executed and delivered in connection therewith, and all conditions precedent to the effectiveness of the Term Loan Amendment shall have been satisfied;

(c)       Agent shall have received a certificate duly executed by the Secretary (or comparable officer) of each Loan Party, pursuant to which such Secretary (or comparable officer) shall certify the name and title of each officer of each Loan Party authorized to sign this Amendment, together with the specimen signature of each such Person;

(d)       Agent shall have received payment in cash, for the ratable benefit of the Lenders, of a non-refundable Waiver and Amendment Fee in the principal amount of $250,000, which Waiver and Amendment Fee the Borrowers hereby authorize the Agent to charge to the Borrowers’ loan account with the Agent as a Revolving Loan; and

(e)       After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

5.           Post-Closing Requirement. Borrowers agree to deliver to Agent the 2018 Second Quarter Report and 2018 Third Quarter Report on or before December 5, 2018, in such form and substance with respect to the 2018 Second Quarter Report as is consistent in all material respects with the draft report provided to Agent by Borrowers on or before August 15, 2018 and otherwise reasonably satisfactory to Agent in its discretion. Failure to deliver the 2018 Second Quarter Report and 2018 Third Quarter Report on or before December 5, 2018, will constitute an Event of Default.

6.           Representations and Warranties. Each Credit Party hereby:

(a)       reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b)       reaffirms all of the covenants contained in the Credit Agreement and covenants to abide thereby until all Advances, Obligations and other liabilities of Credit Parties to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)       represents and warrants that, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any Other Documents;

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(d)       represents and warrants that no Material Adverse Effect shall have occurred as of the date of this Amendment;

(e)       represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation or operating agreement or of any contract or agreement to which it is a party or by which any of its properties are bound;

(f)       represents and warrants that this Amendment, and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms; and

(g)       represents and warrants that each Credit Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and as of the date hereof, the fair saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities.

7.           Payment of Expenses. Credit Parties shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8.           Security Interest. As security for the payment of the Obligations, and satisfaction by Credit Parties of all covenants and undertakings contained in the Credit Agreement and the Other Documents, subject to the terms of the Credit Agreement and Other Documents, each Credit Party reconfirms the prior grant of the security interest in and perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

9.           Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the opening of business on November 30, 2018 Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $27,933,182.28, of which $27,803,182.28 is owing on account of Revolving Advances and for which Borrowers are contingently liable in the amount of $130,000.00 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Credit Agreement and the Other Documents.

10.         Reaffirmation of Other Documents. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all other of Other Documents, are hereby reaffirmed and shall continue in full force and effect as therein written.

11.        Acknowledgment of Guarantor. HT hereby covenants and agrees that the Amended and Restated Guaranty and Suretyship Agreement dated October 10, 2017, as amended, restated, supplemented and otherwise modified from time to time, remains in full force and effect and continues to cover the existing and future Guaranteed Obligations (as defined therein).

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12.         Miscellaneous.

(a)       No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)       The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)       No modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)       This Amendment shall constitute an Other Document under the Credit Agreement, and the breach of any representation or warranty contained herein or the failure to perform, keep or observe any term, provision, condition or covenant contained herein shall constitute an Event of Default under the Credit Agreement.

13.         Choice of Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

14.         Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

[signature pages follow]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	HUDSON TECHNOLOGIES COMPANY

	By:	/s/ Kevin Zugibe
Name: Kevin Zugibe
Title: CEO

HUDSON HOLDINGS, INC.

	By:	/s/ Kevin Zugibe
Name: Kevin Zugibe
Title: CEO

ASPEN REFRIGERANTS, INC.
f/k/a Airgas – Refrigerants, Inc.

	By:	/s/ Kevin Zugibe
Name: Kevin Zugibe
Title: CEO

GUARANTOR:	HUDSON TECHNOLOGIES, INC.

	By:	/s/ Kevin Zugibe
Name: Kevin Zugibe
Title: CEO

[Signature Page to SECOND Amendment to AMENDED AND RESTATED
Revolving Credit and Security Agreement, CONSENT AND WAIVER]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Agent

By:	/s/ Glenn D. Kreutzer
Name: Glenn D. Kreutzer
Title: Sr. Vice President

340 Madison Avenue
New York, New York 10173

J.P. MORGAN CHASE BANK, N. A.
as a Lender

By:/	s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

270 Park Avenue
New York, New York 10017

[Signature Page to SECOND Amendment to AMENDED AND RESTATED
Revolving Credit and Security Agreement, CONSENT AND WAIVER]